[AMKOR TECHNOLOGY LOGO]


                                                                    NEWS RELEASE

                    AMKOR REPORTS SECOND QUARTER 2001 RESULTS

Chandler, AZ. - July 24, 2001 -- Amkor Technology, Inc. announced results for the second quarter ended June 30, 2001. Total revenue was $350 million, compared with $547 million in the second quarter of 2000. Assembly & test revenue was $311 million, down 33% from $463 million in Q2 of 2000, and down 29% sequentially. Second quarter wafer fab revenue was $39 million compared with $84 million in Q2 of 2000 and $41 million in the first quarter of 2001.

Excluding amortization of goodwill, acquired intangibles, and debt issuance costs, Amkor reported a second quarter net loss of $85 million, or ($0.55) per share, compared to a profit of $51 million, or $0.33 per share, in Q2 of 2000. Including amortization of goodwill and acquired intangibles, the second quarter 2001 net loss was $116 million, or ($0.76) per share, compared with a profit of $31 million, or $0.20 per share, for Q2 of 2000.

There were 154 million weighted average shares outstanding on a fully diluted basis for the second quarter of 2001 compared with 157 million in the year-ago period.

"During the current downturn, we have undertaken a three-pronged strategy of moving forward prudently with geographic diversification, investing carefully in next-generation technology, and enhancing our financial flexibility," said James Kim, Amkor's Chairman and Chief Executive Officer. "Accordingly, we expect to emerge from this down-cycle in a stronger competitive position."

"Due to the protracted economic slowdown, we no longer expect a strong seasonal build in Q3," said John Boruch, Amkor's President. "Our customers are still experiencing weak demand, and have limited visibility into Q3. Conditions within the supply chain remain volatile."

Second quarter gross margin was 2.3%, compared with 25.5% in Q2 2000 and 17% in the first quarter of 2001, primarily due to sharply lower revenue and the high degree of operating leverage inherent in Amkor's business.

Overall assembly capacity utilization was approximately 45% in the second quarter, compared with 73% in the second quarter of 2000 and 57% in the first quarter of 2001. Assembly unit shipments declined 36% from Q2 2000 and 26% sequentially. Average selling prices declined approximately 5% sequentially during the second quarter.

Amkor Reports Second Quarter 2001 Results


Depreciation and amortization expenses were $110 million compared with $79 million in the second quarter of 2000.

During the second quarter of 2001 the company's tax benefits increased due to a higher corporate income tax rate resulting from operating losses incurred in high tax jurisdictions.

Second quarter EBITDA was $36 million compared to $150 million in Q2 '00. We have calculated EBITDA as earnings before income taxes; equity in income (loss) of affiliates; foreign currency gain or loss; interest expense, net; depreciation and amortization. EBITDA is a common measure used by investors to evaluate a company's ability to service debt. EBITDA is not defined by generally accepted accounting principles.

"Over the past several months we have taken a variety of measures to reduce operating costs in line with lower-than-expected revenue levels and asset utilization rates," said Ken Joyce, Amkor's Chief Financial Officer. "We achieved some cost savings in the second quarter and expect to realize more meaningful benefits from these measures in the third and fourth quarters. Given the protracted nature of this downturn, we are contemplating additional steps to reduce operating expenses. In any case, we operate with a sizable fixed cost structure, and there are practical limits to the savings that can be realized without compromising our ability to service our customers when business conditions rebound."

"During the past six months, we have improved our liquidity," noted Joyce. "In February we issued $500 million in senior notes and repaid our $298 million amortizing term loan. In the process, we eliminated nearly $70 million in principal payments during 2001, and we increased our cash balances by $100 million. In May, we issued $250 million in convertible notes. Half the proceeds were used to repay term debt, and half to increase cash balances. On June 1, we successfully converted approximately $50 million in convertible notes into common stock. We have a solid cash position, with $339 million in cash and equivalents as of June 30, in addition to our unused $200 million revolving credit facility."

Also, we have reduced planned capital expenditures to approximately $150 million for 2001, from $480 million in 2000, without sacrificing investments in next generation packaging and test technology. This translates into a total capex budget of less than $40 million for the second half of 2001."

BUSINESS HIGHLIGHTS

- Our Japan initiatives are progressing well. Activity at our joint venture with Toshiba is down due to sluggish market conditions, however we are very encouraged with the way this factory has been integrated into Amkor's operational structure. Amkor Iwate represents a benchmark for large-scale assembly & test outsourcing in Japan and provides a terrific platform for further penetration in this large market.

Amkor Reports Second Quarter 2001 Results


- We are making excellent progress with our new factory in Shanghai. China is going to be a high growth market for microelectronics. We are moving forward with qualifications on several package technologies and expect to build revenues slowly through this year and then accelerate through 2002. We intend to build scale at Amkor China as quickly as market conditions will allow.

- In Taiwan, we have closed our acquisition of Sampo Semiconductor and should complete the TSTC transaction later this week. Amkor is now firmly established in this major market for microelectronics. Our plan is to supplement the existing capabilities at Amkor Taiwan with a broad range of advanced packaging technologies currently available at other Amkor locations.

- In the area of Flip Chip we now offer turnkey wafer bump, probe, assembly and test to a blue chip customer set. We recently received important design wins from a major IDM and a leading broadband communications company. Our Flip Chip development efforts should reap substantial dividends in 2002.

- Our System-in-Package business continues to develop as planned. We are in qualification with several new customers for a broad range of applications, including RF/wireless, memory storage, power supply management, ADSL and memory controllers. We are the first outsourced company with fully automated MultiMediaCard production, and we'll have automated Secure Digital card production soon.

- We are moving underutilized assembly and test equipment from Korea and the Philippines to other locations as appropriate.


BUSINESS OUTLOOK

At the present time there is uncertainty as to when excess inventory throughout the supply chain will be absorbed, and when end market demand will rebound. These economic conditions are affecting customer forecasts and continue to impair our visibility into the second half of 2001. The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not reflect the impact of any mergers, acquisitions or other business combinations that may take place later this year.

- Our best estimate is that total revenue for the third quarter will be flat to down 10% compared with the second quarter.

- We expect third quarter wafer fab revenue to be flat with the second quarter. We remain committed to restructuring our ownership interest in Anam and continue to explore opportunities.

Amkor Reports Second Quarter 2001 Results


Amkor will be holding a conference call on July 24 at 5:00 p.m. eastern time to discuss the results of the second quarter in more detail and to provide additional guidance for the third quarter of 2001. Participants can access the call at 312.470.7370. The call will also be webcast through our web site, http://www.amkor.com.

Amkor is the world's largest provider of contract microelectronics assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep sub-micron wafer fabrication; wafer probe, wafer mapping, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

The statements by James Kim, John Boruch and Ken Joyce, and the above statements contained in our Business Outlook, are forward-looking statements that involve a number of risks and uncertainties. Factors that could affect future operating results and cause actual results to vary materially from historical results include, but are not limited to: dependence on the highly cyclical nature the semiconductor industry; competitive pricing and declines in average selling prices; dependence on our relationship with ASI for all of our wafer fabrication output; reliance on a small group of principal customers; timing and volume of orders relative to the production capacity; availability of manufacturing capacity and fluctuations in manufacturing yields; availability of financing; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations; and the results of ASI through the equity method of accounting.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-K for the fiscal year ended December 31, 2000.

Contact: Jeffrey Luth (Investors)                    Ken Jensen (Media)
         610-431-9600 ext. 5613                      480-821-2408  Ext. 5130
         jluth@amkor.com                             kjens@amkor.com


                               (tables to follow)

Amkor Report Second Quarter 2001 Results


                             AMKOR TECHNOLOGY, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)


                                                         For the Three Months Ended          For the Six Months Ended
                                                                  June 30,                           June 30,
                                                                 (unaudited)                        (unaudited)
                                                         --------------------------          ------------------------
                                                             2001             2000             2001             2000
                                                             ----             ----             ----             ----
Net revenues
  Assembly and Test                                    $   311,423      $   462,677      $   750,836      $   931,612
  Wafer Fab                                                 38,746           84,359           79,956          170,235
                                                       -----------      -----------      -----------      -----------
    Total                                                  350,169          547,036          830,792        1,101,847

Cost of revenues-including purchases from ASI              342,158          407,441          740,996          847,221
                                                       -----------      -----------      -----------      -----------
Gross profit                                                 8,011          139,595           89,796          254,626
                                                       -----------      -----------      -----------      -----------
Operating expenses:
Selling, general and administrative                         51,365           46,884          105,359           88,781
Amortization of goodwill & other acquired
  intangibles                                               20,573           15,440           42,485           21,802
Research and development                                     8,135            4,872           18,637            8,243
                                                       -----------      -----------      -----------      -----------
Total operating expenses                                    80,073           67,196          166,481          118,826
                                                       -----------      -----------      -----------      -----------
Operating income (loss)                                    (72,062)          72,399          (76,685)         135,800
                                                       -----------      -----------      -----------      -----------
Other (income) expense:
Interest expense, net                                       40,411           29,428           85,206           44,857
Foreign currency loss                                        2,375            1,756            1,065            2,592
Other expense (income), net                                    (57)            (322)             111            2,038
                                                       -----------      -----------      -----------      -----------
Total other expense                                         42,729           30,862           86,382           49,487
                                                       -----------      -----------      -----------      -----------
Income (loss) before income taxes and
  equity in income of investees                           (114,791)          41,537         (163,067)          86,313
Provision (benefit) for income taxes                       (25,673)           6,230          (30,983)          15,186
Equity in (loss) of investees                              (26,345)          (4,371)         (52,593)          (3,035)
Minority Interest                                             (828)             -               (828)             -
                                                       -----------      -----------      -----------      -----------
Net income (loss)                                      $  (116,291)     $    30,936      $  (185,505)     $    68,092
                                                       ===========      ===========      ===========      ===========

Per Share Data:
Basic net income (loss) per common share               ($     0.76)     $      0.21      ($     1.21)     $      0.49
                                                       ===========      ===========      ===========      ===========
Diluted net income (loss) per common share             ($     0.76)     $      0.20      ($     1.21)     $      0.47
                                                       ===========      ===========      ===========      ===========
Shares used in computing basic net income (loss)
  per common share                                         153,950          148,530          153,068          139,701
                                                       ===========      ===========      ===========      ===========
Shares used in computing diluted net income (loss)
  per common share                                         153,950          157,617          153,068          148,078
                                                       ===========      ===========      ===========      ===========

Amkor Report Second Quarter 2001 Results


                             AMKOR TECHNOLOGY, INC.
            SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME EXCLUDING
       AMORTIZATION OF GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLES
               AND THE WRITE-OFF OF DEFERRED DEBT ISSUANCE COSTS
                     (in thousands, except per share data)

                                                              For the Three Months Ended       For the Six Months Ended
                                                                        June 30,                        June 30,
                                                                      (unaudited)                     (unaudited)
                                                              --------------------------      --------------------------
                                                                  2001            2000            2001            2000
                                                                  ----            ----            ----            ----
Net revenues
  Assembly and Test                                           $  311,423      $  462,677      $  750,836      $  931,612
  Wafer Fab                                                       38,746          84,359          79,956         170,235
                                                              ----------      ----------      ----------      ----------
    Total                                                        350,169         547,036         830,792       1,101,847

Cost of revenues-including purchases from ASI                    342,158         407,441         740,996         847,221
                                                              ----------      ----------      ----------      ----------
Gross profit                                                       8,011         139,595          89,796         254,626
                                                              ----------      ----------      ----------      ----------
Operating expenses:
  Selling, general and administrative                             51,365          46,884         105,359          88,781
  Research and development                                         8,135           4,872          18,637           8,243
                                                              ----------      ----------      ----------      ----------
    Total operating expenses                                      59,500          51,756         123,996          97,024
                                                              ----------      ----------      ----------      ----------
Operating income (loss)                                          (51,489)         87,839         (34,200)        157,602
                                                              ----------      ----------      ----------      ----------
Other (income) expense:
  Interest expense, net                                           38,094          29,428          75,763          44,857
  Foreign currency loss                                            2,375           1,756           1,065           2,592
  Other expense (income), net                                        (57)           (322)            111           2,038
                                                              ----------      ----------      ----------      ----------
    Total other expense                                           40,412          30,862          76,939          49,487
                                                              ----------      ----------      ----------      ----------
Income (loss) before income taxes and equity in income of
  investees                                                      (91,901)         56,977        (111,139)        108,115
Provision (benefit) for income taxes                             (25,673)          6,230         (30,983)         15,186
Equity in income (loss) of investees                             (17,450)            559         (34,835)          5,495
Minority Interest                                                   (828)           --              (828)           --
                                                              ----------      ----------      ----------      ----------
Net income (loss)                                             $  (84,506)     $   51,306      $ (115,819)     $   98,424
                                                              ==========      ==========      ==========      ==========
Per Share Data:
Basic net income (loss) per common share                      ($    0.55)     $     0.35      ($    0.76)     $     0.70
                                                              ==========      ==========      ==========      ==========
Diluted net income (loss) per common share                    ($    0.55)     $     0.33      ($    0.76)     $     0.67
                                                              ==========      ==========      ==========      ==========
Shares used in computing basic net income (loss) per
  common share                                                   153,950         148,530         153,068         139,701
                                                              ==========      ==========      ==========      ==========
Shares used in computing diluted net income (loss) per
  common share                                                   153,950         157,617         153,068         148,078
                                                              ==========      ==========      ==========      ==========


The above supplemental consolidated statements of income exclude the effects of the following:

    During the three months and six months ended June 30, 2001, the Company wrote off $2.3 million and $9.4 million, respectively, of deferred debt issuance costs related to loan repayments.

    During the three months and six months ended June 30, 2001, the amortization of goodwill and other acquired intangibles excluded from SGA was $20.6 million and 42.5 million, respectively.

    During the three months and six months ended June 30, 2000, the amortization of goodwill and other acquired intangibles excluded from SGA was $15.4 million and 21.8 million, respectively.

    During the three months and six months ended June 30, 2001, the amortization of the difference between the cost of our equity investments and our share of the underlying net assets of ASI excluded from equity in income (loss) of investees was $8.9 million and 17.8 million, respectively.

    During the three months and six months ended June 30, 2000, the amortization of the difference between the cost of our equity investments and our share of the underlying net assets of ASI excluded from equity in income (loss) of investees was $4.9 million and 8.5 million, respectively.

Amkor Report Second Quarter 2001 Results


                             AMKOR TECHNOLOGY, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                             June 30,       December 31,
                                                                               2001             2000
                                                                           (unaudited)      (unaudited)

Assets
Current assets:
  Cash and cash equivalents                                                $   339,135      $    93,517
  Accounts receivable-
    Trade, net of allowance for doubtful accounts of $1,838 and $2,426         229,192          301,915
    Due from affiliates                                                          2,504            1,634
    Other                                                                        7,898            6,465
  Inventories                                                                   83,801          108,613
  Other current assets                                                          46,437           36,873
                                                                           -----------      -----------
        Total current assets                                                   708,967          549,017
                                                                           -----------      -----------
Property, plant and equipment, net                                           1,453,275        1,478,510
                                                                           -----------      -----------
Investments                                                                    448,822          501,254
                                                                           -----------      -----------
Other assets:
  Due from affiliates                                                           22,143           25,013
  Goodwill and acquired intangibles                                            717,475          737,593
  Other                                                                        106,080          101,897
                                                                           -----------      -----------
        Total other assets                                                     845,698          864,503
                                                                           -----------      -----------
        Total assets                                                       $ 3,456,762      $ 3,393,284
                                                                           ===========      ===========
Liabilities and Stockholders' Equity
Current liabilities:
  Bank overdraft                                                           $    13,784      $    25,731
  Short-term borrowings and current portion of long-term debt                   30,272           73,586
  Trade accounts payable                                                       142,375          133,047
  Due to affiliates                                                              8,829           32,534
  Accrued expenses                                                             123,606          129,301
  Accrued income taxes                                                          16,621           52,232
                                                                           -----------      -----------
        Total current liabilities                                              335,487          446,431
Long-term debt                                                               1,876,219        1,585,536
Other noncurrent liabilities                                                    58,246           46,483
Minority Interest                                                                2,406             --
                                                                           -----------      -----------
        Total liabilities                                                    2,272,358        2,078,450
                                                                           -----------      -----------
Stockholders' equity:
  Common stock                                                                     156              152
  Additional paid-in capital                                                 1,030,857          975,026
  Retained earnings                                                            158,381          343,886
  Receivable from stockholder                                                   (3,276)          (3,276)
  Accumulated other comprehensive income                                        (1,714)            (954)
                                                                           -----------      -----------
        Total stockholders' equity                                           1,184,404        1,314,834
                                                                           -----------      -----------
        Total liabilities and stockholders' equity                         $ 3,456,762      $ 3,393,284
                                                                           ===========      ===========